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                                                          Exhibit 23.1


                      CONSENT OF INDEPENDENT ACCOUNTANTS


    We consent to the incorporation by reference in the registration statements of Dataware Technologies, Inc. on Form S-3 (File Nos. 333-27007 and 333-39633) and Form S-8 (File Nos. 33-740496, 33-70498, 33-70500, 333-594, 333-596, 333-
04487 and 333-28545) of our report dated February 12, 1998, except for the information in the second paragraph of Note O, as to which the date is March 30, 1998, on our audits of the consolidated financial statements and financial statement schedule of Dataware Technologies, Inc. as of December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, which report is included in this Annual Report on Form 10-K.




                                                      COOPERS AND LYBRAND L.L.P.


Boston, Massachusetts
March 30, 1998